Exhibit 99.1

News Release

Contact: Bruce Russell

(310) 559-4955 x101

brussell@cyanotech.com

Cyanotech’s Board of Directors Names David I. Rosenthal as Interim President and CEO

KAILUA KONA, Hawaii (March 1, 2010) — The Board of Directors of Cyanotech Corporation (Nasdaq Capital Market: CYAN), has named David I. Rosenthal as Interim President and Chief Executive Officer, effective February 27, 2010, while a search is underway for a new CEO. He replaces Andrew H. Jacobson, who was removed from his responsibilities of President and Chief Executive Officer by the Board.

Mr. Rosenthal, age 55, has served on the Board of Directors of Cyanotech since November 2000 and is a member of the Audit Committee.

Most recently, Mr. Rosenthal was Chief Financial Officer of Hickory Farms, Inc., a private company provider of specialty food and gift products.  Mr. Rosenthal has also served as Chief Financial Officer of several publicly-held companies, including SpectaLink Corporation, a manufacturer of wireless phone devices for the workplace with revenues of approximately $140 million, StarTek, Inc., a business process management company with revenues of approximately $250 million, and Celestial Seasonings, Inc., a manufacturer and marketer of specialty tea products with revenues of approximately $120 million.

About Cyanotech  — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech’s Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin’s superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at its 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain quality management standards ISO 9001:2000 certification and is GMP-certified by the Natural Products AssociationTM.  Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995

Besides statements of present fact and historical fact, this press release may contain forward-looking statements.  Forward-looking statements relate to the future and are subject to inherent uncertainties, risks and changes in circumstances which are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements.  We caution against relying on forward-looking statements.  Important factors that could change actual, future results include:  changes in sales levels to our largest customers, weather patterns in Hawaii, production problems, risks associated with new products, foreign exchange fluctuations, and availability of financing, as well as national and global political, economic, business, competitive, market and regulatory conditions.  Other factors are more fully detailed in the Company’s recent Form 10-Q and annual Form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com